                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         COBRA ELECTRONICS CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                 [cobra logo]

6500 West Corland Street   Chicago, Illinois 60707    773-889-8870    Fax: 773-889-1678

                   Notice of Annual Meeting of Shareholders
                           To Be Held on May 8, 2001

To the Shareholders:

   The Annual Meeting of Shareholders of Cobra Electronics Corporation (the "Company") will be held at the offices of Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2-C, Chicago, Illinois on Tuesday, May 8, 2001 at 11:00 a.m. to:

  1. Elect the Class I directors of the Company to hold office until the 2002 Annual Meeting of Shareholders, the Class II directors of the Company to hold office until the 2003 Annual Meeting of Shareholders, and the Class III directors of the Company to hold office until the 2004 Annual Meeting of Shareholders; and

  2. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Only shareholders of record at the close of business on April 6, 2001 are entitled to notice of and to vote at the meeting or any adjournments thereof. A complete, alphabetic list of such shareholders showing their addresses and the number of shares registered for each will be kept open at the offices of the Company, 6500 West Cortland Street, Chicago, Illinois 60707, for examination by any shareholder during ordinary business hours for a period of ten days prior to the meeting.

   Whether or not you plan to attend the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

   A copy of the Summary Annual Report for the year ended December 31, 2000, a Proxy Statement and proxy card accompany this notice.

                                          By order of the Board of Directors,

                                          GERALD M. LAURES
                                              Secretary

Chicago, Illinois
April 12, 2001

                         COBRA ELECTRONICS CORPORATION
                           6500 West Cortland Street
                            Chicago, Illinois 60707

              Proxy Statement for Annual Meeting of Shareholders
                           To Be Held on May 8, 2001

   This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Cobra Electronics Corporation (the "Company") to be voted at the Company's 2001 Annual Meeting of Shareholders to be held on Tuesday, May 8, 2001 at the offices of Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, 55th Floor, Room 2-C, Chicago, Illinois at 11:00 a.m. The principal executive offices of the Company are located at 6500 West Cortland Street, Chicago, Illinois 60707. This Proxy Statement, the accompanying proxy card and the 2000 Summary Annual Report were first mailed to shareholders on or about April 12, 2001.

                 RECORD DATE AND OUTSTANDING VOTING SECURITIES

   Only shareholders of record at the close of business on April 6, 2001 are entitled to notice of and to vote at the meeting. On that date the Company had outstanding 6,216,552 shares of Common Stock, par value $.33 1/3 per share. Owners of Common Stock are entitled to one vote for each share held. The Company has no other outstanding voting securities.

              REVOCATION OF PROXIES AND OTHER VOTING INFORMATION

   Proxies given pursuant to this solicitation may be revoked at any time prior to the voting thereof (by giving written notice to the Secretary of the Company, by executing a proxy card bearing a later date which is voted at the meeting or by attending the 2001 Annual Meeting of Shareholders and voting in person); once voted, however, proxies may not be retroactively revoked.

   With respect to the election of directors, a shareholder may (i) vote for the election of the nominees designated below, (ii) withhold authority to vote for all director nominees or (iii) vote for the election of all director nominees other than a nominee with respect to whom the shareholder withholds authority to vote by striking a line through the nominee's name on the proxy. All outstanding shares of Common Stock represented by properly executed and unrevoked proxies received in time for the meeting will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted for the election of all nominees designated below to serve as Class I, II or III directors.

   A proxy card submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter (the "non-voted shares"). Non-voted shares will be considered shares not present and entitled to vote on the matter, although those shares may count for purposes of determining the presence of a quorum. If a quorum is present at the meeting, the two persons receiving the greatest number of votes will be elected to serve as Class I directors and Class II directors and the three persons receiving the greatest number of votes will be elected to serve as Class III directors. Accordingly, non-voted shares and withholding authority to vote for a director nominee will not affect the outcome of the election of directors.

                       PROPOSAL I--ELECTION OF DIRECTORS

   The Company's Certificate of Incorporation classifies the Board of Directors into three classes, as nearly equal in number as possible, each of whom serves for three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. The terms of three of the present directors will expire at the 2001 Annual Meeting of Shareholders. Mr. Carl Korn, Chairman of the Board, Mr. William P. Carmichael, director, and Mr. Ian Miller, director, have been nominated for election as Class III directors for three-year terms expiring at the 2004 Annual Meeting of Shareholders and until their successors are elected and qualified.

   In August 2000, the Company filed a Certificate for Renewal and Revival of Charter under Delaware Law, which provides for the election of all of a corporation's directors after such a filing is made. Accordingly, in addition to the Class III directors listed above, the Company's Class I directors, being Mr. James R. Bazet, President and Chief Executive Officer, and Mr. Harold D. Schwartz, director, and the Company's Class II directors, being Mr. James W. Chamberlain, director, and Mr. Gerald M. Laures, Vice President-- Finance, also have been nominated for election at the 2001 Annual Meeting of Shareholders. The terms of the Class I directors will expire at the 2002 Annual Meeting of Shareholders and the terms of the Class II directors will expire at the 2003 Annual Meeting of Shareholders.

   Unless otherwise specified on a proxy card, it is the present intention of the persons named in the accompanying proxy card to vote that proxy for the election of each director nominee. Management is not aware of any nominee for director to be proposed by others. If on account of death or unforeseen contingencies, any director nominee should not be available for election, the persons named in the accompanying proxy reserve the right to vote that proxy card for such other person or persons as may be nominated to serve as a Class I, II or III director, as the case may be, by the management of the Company. Management has no reason to believe that any of the director nominees will be unable to serve if elected.

   The names of the Company's director nominees, their principal occupations and certain biographical information relating to them are set forth below. Information as to the term of each director nominee assumes election at the 2001 Annual Meeting of Shareholders.

Director Nominees         Age                  Principal Occupation
-----------------         ---                  --------------------
James R. Bazet, Class I.   53 President and Chief Executive Officer of the Company,
(Term expiring in 2002)       January 1998 to present; Executive Vice President and
                              Chief Operating Officer of the Company, July 1997 to
                              December 1997; President and Chief Executive Officer,
                              Ryobi Motor Products Floor Care Division, 1995-1997.
                              Director since May 1997.

William P. Carmichael,     57 Trustee of Nations Funds, a mutual fund and Director of
Class III...............      Opta Food Ingredients, Inc. since 1999; Senior Vice
(Term expiring in 2004)       President & Chief Accounting Officer, Sara Lee
                              Corporation, 1991-1993; retired 1993. Director since
                              1994.

James W. Chamberlain,      54 President, Ryobi North America Inc., August 2000 to
Class II................      present; Senior Vice President & General Manager, Ryobi
(Term expiring in 2003)       Finance Corporation, April 1998 to present; Vice
                              President and General Manager, Ryobi Financial
                              Corporation, 1992-1998. Director since October 1999.

Carl Korn, Class III....   79 Chairman of the Board of the Company, 1961 to present;
(Term expiring in 2004)       President and Chief Executive Officer of the Company,
                              1961-1985. Director since 1961.

Gerald M. Laures, Class    53 Vice President--Finance of the Company, since March
II......................      1994; Corporate Secretary of the Company, 1989 to
(Term expiring in 2003)       present; Corporate Controller of the Company 1988-1994.
                              Director since 1994.

Ian R. Miller, Class       50 Group Management Executive, MarchFirst, Inc., August
III.....................      2000 to present; Former President, Consumer Food
(Term expiring in 2004)       Worldwide Division, Monsanto Corporation, 1995-1999;
                              President, Chief Operating Officer and Managing Partner
                              of Euro RSCG Tatham 1989-1995. Director since February
                              2000.

Harold D. Schwartz,        75 President, Chez & Schwartz, Inc., marketing and sales
Class I.................      consultants, 1973 to present. Director since 1983.
(Term expiring in 2002)

                      MEETINGS AND COMMITTEES OF THE BOARD

   The Board of Directors of the Company held six meetings during fiscal year 2000. Each member of the Board of Directors attended at least 75% of all the meetings of the Board of Directors and committees of which they are members. The Board of Directors has four committees: the Audit Committee, the Finance Committee, the Compensation Committee and the Stock Option Plan Committee. During fiscal year 2000, these committees met four times, two times, one time and three times, respectively.

   The members of the Audit Committee are: Harold D. Schwartz (Chairman), William P. Carmichael, James W. Chamberlain and Carl Korn. As set forth in more detail in the Audit Committee Charter attached to this proxy statement as Exhibit A, the Audit Committee assists the Board of Directors in fulfilling its responsibility for the accounting practices of the Company and reviews the selection of, and recommendations by, the Company's independent auditors.

   The members of the Finance Committee are: William P. Carmichael (Chairman), James R. Bazet, James W. Chamberlain and Gerald M. Laures. The Finance Committee reviews and recommends financing plans and agreements.

   The members of the Compensation Committee are: Ian R. Miller (Chairman), William P. Carmichael and Harold D. Schwartz. The Compensation Committee reviews the compensation of the Company's executive officers, except for options issued under the Company's stock option plans.

   The members of the Stock Option Plan Committee are: James W. Chamberlain (Chairman), William P. Carmichael and Harold D. Schwartz. The Stock Option Plan Committee administers the Company's stock option plans.

   The Company has no nominating or similar committee.

                           COMPENSATION OF DIRECTORS

   Mr. Korn in his capacity as Chairman of the Board of the Company currently receives an annual retainer of $25,000. Messrs. Carmichael, Chamberlain, Miller and Schwartz, who are not employees of the Company, receive annual retainers of $12,000 and a fee of $1,500 for each Board meeting and $500 for each committee meeting attended, not to exceed one Board meeting and one committee meeting or two committee meetings on any one day. When a committee meeting occurs on the same day as a Board meeting or another committee meeting, the fee for the committee meeting or meetings is reduced to $400 for each such meeting. At the present time, the other directors of the Company who serve on the Board or any committee thereof receive no compensation for doing so.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

   The following table sets forth information as to the beneficial ownership of Common Stock, as of February 1, 2001, of each of the Company's director nominees, each person named in the summary compensation table below and the Company's directors and executive officers as a group.

                                                                    Percent of
                                            Amount and Nature of   Outstanding
      Name                                 Beneficial Ownership(1) Common Stock
      ----                                 ----------------------- ------------
      James R. Bazet......................         215,250(2)          3.5%
      William P. Carmichael...............          20,000              *
      James W. Chamberlain................           5,000              *
      Carl Korn(3)........................         334,698             5.4%
      Gerald M. Laures....................          86,900(4)          1.4%
      Ian R. Miller.......................             --               *
      Anthony A. Mirabelli................         131,250(5)          2.1%
      Harold D. Schwartz..................          24,354(6)           *
      Michael Smith.......................             500(7)           *
      All director nominees and executive
       officers as a group (9 persons)....         817,452(8)         13.2%

--------
   *Less than 1% of the outstanding Common Stock.
(1) Except as otherwise disclosed, beneficial ownership includes both sole investment and voting power with respect to the shares indicated.
(2) The amount includes 212,500 shares, which Mr. Bazet may acquire pursuant to the exercise of stock options.
(3) Mr. Korn's address is 6500 West Cortland Street, Chicago, Illinois 60707.
(4) The amount includes 32,500 shares, which Mr. Laures may acquire pursuant to the exercise of stock options.
(5) The amount consists of 131,250 shares, which Mr. Mirabelli may acquire pursuant to the exercise of stock options.
(6) The amount shown represents 18,195 shares owned by Chez & Schwartz, Inc. Profit Sharing Trust and 2,000 shares held by the Chez & Schwartz Pension Plan, as to both of which Mr. Schwartz is the sole beneficiary, 159 shares owned by Chez & Schwartz, Inc., of which Mr. Schwartz is President and sole shareholder, and 4,000 shares held by his spouse.
(7) Mr. Smith joined the Company as Senior Vice President and Chief Financial Officer on January 31, 2001.
(8) The amount includes 376,250 shares which directors and executive officers may acquire pursuant to the exercise of stock options.

   To the knowledge of the Company, as of December 31, 2000, other than Mr. Korn, the only beneficial owners of more than 5% of the outstanding shares of Common Stock are as follows:

                                                  Amount and Nature  Percent of
                                                    of Beneficial   Outstanding
      Name and Address                              Ownership (1)   Common Stock
      ----------------                            ----------------- ------------
      Dimensional Fund Advisor...................      513,150           8.3%
      1299 Ocean Avenue, 11th Floor
      Santa Monica, CA 90401

      FMR Corporation............................      616,600          10.0%
      82 Devonshire Street
      Boston, MA 02109-3614

--------
(1) Beneficial ownership includes both sole investment and voting power with respect to the shares indicated.

                            EXECUTIVE COMPENSATION

   The following table sets forth the compensation for services in all capacities to the Company for the fiscal years ended December 31, 2000, 1999 and 1998 for (i) the chief executive officer of the Company and (ii) each other executive officer of the Company whose annual salary and bonus exceeded $100,000 during 2000 (the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                           Annual              Long-Term
                                        Compensation         Compensation
                                       --------------- -------------------------
                                                        Securities   All Other
                                       Salary   Bonus   Underlying  Compensation
Name and Principal Position       Year   ($)     ($)   Options/SARs    ($)(1)
---------------------------       ---- ------- ------- ------------ ------------
James R. Bazet................... 2000 381,000 283,015   100,000        8,500
 President and Chief Executive
  Officer                         1999 366,057 143,927   100,000        8,000
                                  1998 353,558  70,000   150,000        3,423
Gerald M. Laures................. 2000 162,000  72,900       -0-       13,600
 Vice President--Finance and
  Corporate                       1999 152,000  45,600       -0-       12,340
 Secretary                        1998 142,000   9,940    10,000        9,842
Anthony A. Mirabelli............. 2000 206,000  92,700       -0-       13,600
 Senior Vice President, Marketing
  and Sales                       1999 194,000  67,900       -0-       12,800
                                  1998 182,000  12,740    75,000       11,400

--------
(1) Represents the Company's matching contributions under profit sharing and 401(k) plan.

                          STOCK OPTION GRANTS IN 2000

   Shown below is information with respect to grants during 2000 to the Named Officers of options to purchase Common Stock. No stock appreciation rights ("SARs") were granted in 2000.

                                                                                 Potential Realizable
                                                                                   Value of Assumed
                                                                                 Annual Rates of Stock
                          Securities     Percentage of                            Price Appreciation
                          Underlying   Total Options/SARs Exercise or               for Option Term
                         Options/SARs      Granted to     Base Price  Expiration ---------------------
Name                     Granted (#)   Employees in 2000   ($/share)     Date      5%($)      10%($)
----                     ------------  ------------------ ----------- ----------   -----    ----------
James R. Bazet..........   100,000(1)          95%           6.25      07/31/10     393,059    996,089

--------
(1) Options become exercisable in annual 25% increments commencing twelve months after the date of grant.

                    AGGREGATED OPTION EXERCISES IN 2000 AND
                            YEAR-END OPTION VALUES

   Shown below is information with respect to options exercised during fiscal year 2000 and unexercised options to purchase Common Stock held by the Named Officers.

                                                       Number of Securities    Value of Unexercised In-
                                                      Underlying Unexercised     The-Money Options at
                                                            Options At             December 31, 2000
                          Number of Shares   Value     December 31, 2000 (#)           ($)(1)(2)
                         Underlying Options Received ------------------------- -------------------------
Name                       Exercised (#)      ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     ------------------ -------- ----------- ------------- ----------- -------------
James R. Bazet..........          --            --     212,500      287,500      103,125      309,375
Gerald M. Laures........       10,500        32,813     32,500        2,500       71,875          --
Anthony A. Mirabelli....          --            --     131,250       18,750      253,125          --

--------
(1) No SARS were outstanding as of December 31, 2000.
(2) Based on the closing price on the Nasdaq National Market on December 31, 2000.

                       REPORT ON EXECUTIVE COMPENSATION

   The members of the Compensation Committee of the Board of Directors and the Stock Option Plan Committee have furnished the following report on executive compensation:

   The Compensation Committee administers the Company's various incentive plans, including its annual bonus plan and stock incentive plans, other than the Company's stock option plans. In addition, the Compensation Committee reviews with the Board of Directors in detail the compensation of the Named Officers. The Stock Option Plan Committee administers the Company's stock option plans.

   The compensation policy of the Company, which is endorsed by each Committee, is designed to align the interests of the Company's executive officers and key employees with that of the Company's shareholders and to advance the interests of the Company and its shareholders by attracting and retaining well-qualified executive officers and key employees. Therefore, it is the Company's policy that a substantial portion of the incentive compensation of each Named Officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. When considering the compensation of the Company's executive officers, each Committee considers, as applicable, the following factors: (a) Company performance; (b) the individual performance of each executive officer;
(c) compensation levels for similar positions at comparable companies; (d) the recommendations of the Chief Executive Officer; (e) in the case of Mr. Bazet, the terms of his employment agreement dated May 11, 1999 and (f) in the case of Mr. Mirabelli, the terms of his employment agreement dated January 31, 1997 and amended on April 22, 1999.

   Mr. Bazet's salary and bonus are determined pursuant to his employment agreement. During the period commencing July 28, 1999 and ending July 31, 2000, Mr. Bazet's annual salary was $375,000. During the period commencing August 1, 2000 and ending July 31, 2001, Mr. Bazet will receive an annual salary of $390,000. Mr. Bazet's employment agreement provides that he will be paid an annual bonus of 2.5% of the Company's pretax operating profit. Accordingly, Mr. Bazet's bonus in respect to 2000 was $283,015.

   Mr. Mirabelli's salary and bonus are determined pursuant to his employment agreement. The agreement provides that Mr. Mirabelli's annual salary is $206,000 with an annual bonus targeted at 35% of his salary for any year during which the Company meets or exceeds specified net income targets under the Approved Profit Plan relating to that year. The Company significantly exceeded the performance criteria for 2000 and accordingly, Mr. Mirabelli was due to receive a target bonus of $72,100. However, the Compensation Committee awarded Mr. Mirabelli an additional amount of $20,600, for a total bonus of $92,700, in recognition of his efforts in enabling the Company to significantly exceed its performance criteria in 2000.

   For the other executive officers, base salaries are set at competitive levels. Salary increases and bonuses are paid based upon both the performance of the entire Company and individual performance. The Compensation Committee does not assign any specific weight to any measure of Company or individual performance.

   The Stock Option Plan Committee may grant options to purchase Common Stock under the Company's stock option plans to certain key employees. The Compensation Committee may recommend to the Board of Directors that certain key employees be granted options to purchase Common Stock under all other stock incentive plans. The exercise price of each option granted is generally equal to 100% of the fair market value of the shares on the date of grant and options granted are generally exercisable commencing twelve months after the grant date, generally in an amount equal to 25% of the total number of shares covered during each successive twelve-month period. The Committees believe that such grants are an important way to link directly the financial interests of key employees with those of the Company's shareholders. In fiscal year 2000, pursuant to the terms of his employment agreement, Mr. Bazet received options to purchase 100,000 shares at the exercise price of $6.25 per share.

   The foregoing report has been furnished by:

  Stock Option Plan Committee:            Compensation Committee:
  Mr. Chamberlain (Chairman)              Mr. Miller (Chairman)
  Mr. Carmichael                          Mr. Carmichael
  Mr. Schwartz                            Mr. Schwartz

                            AUDIT COMMITTEE REPORT

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors (the "Board"). The Audit Committee consists of four independent directors. Its duties and responsibilities are set forth in a written charter (the "Audit Committee Charter") adopted by the Board. The Audit Committee Charter is attached to this proxy statement as Exhibit A.

   In the course of fulfilling its responsibilities, the Audit Committee has:

  . reviewed and discussed with management the audited financial statements for the year ended December 31, 2000;

  . discussed with representatives of Deloitte & Touche LLP (the "Independent
    Auditor") the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

  . received the written disclosures and the letter from the Independent
    Auditor required by Independence Standards Board No. 1, Independence Discussions with Audit Committees;

  . discussed with the Independent Auditor its independence from the Company and management; and

  . considered whether the provision by the Independent Auditor of non-audit services is compatible with maintaining the Independent Auditor's independence.

   Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

  The Audit Committee:
  Mr. Schwartz (Chairman)
  Mr. Carmichael
  Mr. Chamberlain
  Mr. Korn

                               PERFORMANCE GRAPH

   The following Performance Graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Company's Common Stock for the five-year period, December 31, 1995 to December 31, 2000, with the percentage change in the cumulative total return for the Russell 2000 Index (the "Russell Index"), The Nasdaq Stock Market (U.S. Companies) and a peer group of companies selected by the Company (the "Peer Group").

   The Company has selected the Russell Index to replace The Nasdaq Stock Market for purposes of the Performance Graph because the Company believes the Russell Index represents companies with average market capitalizations that are more similar to the Company. The Nasdaq Stock Market has been included in this Performance Graph for informational purposes and will not be included in the proxy statement for the 2002 annual meeting of the shareholders.

   Companies used to construct the Peer Group index are Koss Corporation, Audiovox Corporation and Recoton Corporation. In selecting companies for the Peer Group, the Company focused on publicly traded companies that design and market electronics products, which have characteristics similar to that of the Company's in terms of one or more of the following: type of product, end market, distribution channels, sourcing or sales volume.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

[Graph appears here]

   The graph assumes $100 invested on December 31, 1995 in each of the Company's Common Stock, The Nasdaq Stock Market (U.S. Companies), the Peer Group and the Russell 2000 Index. Reinvestment of dividends, if any, has been assumed. The graph was plotted using the following data:

                             1995     1996     1997     1998     1999     2000
                           -------- -------- -------- -------- -------- --------
Cobra..................... $100.000 $112.500 $210.431 $156.266 $164.579 $183.325
Nasdaq....................  100.000  122.971  150.865  212.077  395.209  237.602
Peer Group................  100.000   91.100  102.114  116.972  494.838  318.973
Russell 2000..............  100.000  116.349  142.547  138.918  168.447  163.358

   Note: Sources include The Nasdaq Stock Market, CDA Investment Technologies, Inc., Standard & Poor's Corporation, Russell Indexes and the Securities and Exchange Commission's EDGAR database.

                             EMPLOYMENT AGREEMENTS

   James R. Bazet Employment Agreement and Deferred Compensation Plan. The Company has an employment agreement with Mr. Bazet for a term ending July 31, 2004. Mr. Bazet's current annual salary under the agreement is $390,000 plus an allowance for perquisites of not more than $15,000 annually. He is entitled to minimum annual salary increases of $15,000 and an annual bonus equal to 2.5% of the Company's operating profit (before taxes), subject to adjustment for certain non ordinary-course transactions. The agreement provides for the stock option granted to Mr. Bazet in 2000. This stock option will be exercisable in full in the event of a change of control of the Company. The agreement also provides for the Executive Deferred Compensation Plan and related trust described below.

   Mr. Bazet will be entitled to receive severance payments equal to his salary and health and dental insurance benefits through the original term of the agreement (or, if longer, six months) if the Company terminates his employment for any reason other than for cause or if the Company does not timely notify Mr. Bazet of its intention not to renew his employment. He would also be entitled to receive his bonus for the then current fiscal year. Mr. Bazet would receive these payments and other benefits if he terminates his employment with the Company in response to specified changes in his status with the Company or in the event of a material breach by the Company of its obligations under the agreement. The Company's obligation to make severance payments would be reduced to the extent Mr. Bazet receives compensation from other entities during the severance payment period. If Mr. Bazet dies during the term of the agreement or becomes disabled, the Company will be obligated to pay a pro-rated bonus for the then current fiscal year.

   The Executive Deferred Compensation Plan was established by the Company to provide retirement benefits to Mr. Bazet described in his employment agreement. Mr. Bazet will not begin to vest in his benefits under the plan until August 1, 2001, when he will be credited with four years of service and be 10% vested. If he remains employed with the Company, his vested percentage will increase in 10% increments annually until he has seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service (August 1, 2007). His total annual benefits under the plan will be equal to 60% of his "average annual compensation" (the average of his salary and bonus for the three years in which that combined amount was the highest), multiplied by his vested percentage upon termination. If Mr. Bazet becomes entitled to retirement benefits under the plan, he will receive benefits for 10 years, plus one year for each year of service in excess of 10 years of service credited to Mr. Bazet, up to a maximum payment period of 15 years.

   If Mr. Bazet's employment is terminated by the Company for reasons other than cause or if he terminates his employment with the Company (i) in response to specified changes in his status with the Company or (ii) in the event of a material breach by the Company of its obligations under his employment agreement before he completes seven years of service, he will be deemed to have completed seven years of service for purposes of determining his vested percentage. In addition, Mr. Bazet will be 100% vested if he becomes disabled or if there is a change of control of the Company. Death benefits are payable to Mr. Bazet's designated beneficiary if he dies before his accrued benefit is fully distributed. The Company has established a trust to hold certain assets that will be used by the Company to fund its liabilities under the plan. Currently, the only asset held by the trust is a life insurance policy purchased by the Company in respect of Mr. Bazet's life, which will be used to fund liabilities under the plan.

   Anthony A. Mirabelli Employment Agreement. The Company has an employment agreement with Mr. Mirabelli for an indefinite term. Mr. Mirabelli's current annual salary under the agreement is $218,000 plus an allowance for perquisites of not more than $10,000 annually. He is entitled to minimum annual salary increases of $12,000 and an annual bonus equal to 35% of his base salary if certain agreed-upon criteria are satisfied.

   If Mr. Mirabelli's employment is terminated other than for cause, he will be entitled to receive an amount equal to his then current annual salary to be paid in 26 equal bi-weekly payments and a pro-rated bonus. The Company will, without regard to the basis for termination, provide a one year continuation of the then current medical and dental benefits made available to Mr. Mirabelli and his family. The Company will also provide specified outplacement benefits. The Company's obligation to make severance payments would be reduced to the extent Mr. Mirabelli receives compensation from other entities during the one-year severance payment period.

   Michael Smith Employment Agreement. The Company has an employment agreement with Mr. Smith beginning on January 31, 2001 and ending on January 31, 2003. Mr. Smith's current annual salary under the agreement is $195,000 plus an allowance for perquisites of not more than $10,000 annually. He is entitled to minimum annual salary increases of $20,000 and an annual bonus equal to 35% of his base salary if certain agreed-upon criteria are satisfied. The agreement also provides for a stock option to purchase an aggregate of 75,000 shares of the Company's common stock granted to Mr. Smith on January 31, 2001 and, if he is employed by the Company on January 31, 2002, a similar option for 75,000 shares to be granted on that date. Each option vests over four years, 25% each anniversary of the grant date. These stock options will be exercisable in full in the event of a change of control of the Company.

   If Mr. Smith's employment is terminated by the Company for reasons other than cause or if he terminates his employment after (i) being demoted in title or responsibilities, (ii) his principal permanent office with the Company is relocated more than 50 miles, (iii) being prevented by the Chief Executive Officer or Board of Directors from exercising his responsibilities or (iv) a material breach of his employment agreement by the Company, he will be entitled to receive an amount equal to his then current biweekly salary until 13 bi-weekly payments have been made or until the end of the employment period, whichever occurs later; and a pro-rated bonus. However, if a change of control occurs between January 31, 2001 and the date of such termination of employment, then the Company shall continue to make such biweekly payments until the Company has made 26 such payments or until the end of the employment period, whichever occurs later. The Company will provide a continuation of the then current medical and dental benefits made available to Mr. Smith and his family for as long as he is receiving salary payments. The Company will also provide specified outplacement benefits. The Company's obligation to make severance payments would be reduced to the extent Mr. Smith receives compensation from other entities during the severance payment period.

   Deferred Compensation Plan for Select Executives. The Deferred Compensation Plan for Select Executives was established by the Company to provide retirement benefits to certain executives selected by the Company. Currently, the executives covered by the plan are Gerald M. Laures and Anthony A. Mirabelli, and the plan will cover Michael Smith if he remains employed on July 1, 2001. A participant must be credited with at least four years of service with the Company (beginning on January 1, 1999) to be entitled to any benefits under the plan. If the participant remains employed with the Company, his vested percentage will increase in 10% increments annually until he has seven years of service and thereafter, his vested percentage will increase in 20% increments until he is fully vested at ten years of service. The total annual benefits under the plan will be equal to 50% of the participant's "average annual compensation" (the average of the participant's salary and bonus for his last three years of employment with the Company), multiplied by his vested percentage upon termination. If a participant becomes entitled to retirement benefits under the plan, he will receive benefits for a 10-year period.

   A participant will be 100% vested if he becomes disabled or if a change of control of the Company occurs. In addition, death benefits are payable to a participant's designated beneficiary in the event the participant dies before his accrued benefit is fully distributed. Obligations under the plan will be funded by the cash surrender value of officers' life insurance policies.

                              CERTAIN TRANSACTIONS

   The Company made a bridge loan to Mr. Bazet for the purpose of purchasing a residence. The loan is in the amount of $80,000 and accrues interest at the greater of the prime rate or the Company's average weighted interest rate on its indebtedness for borrowed money. The entire amount of principal and accrued interest is payable by March 31, 2002. At March 31, 2001, the outstanding principal and unpaid interest amount to $88,856.

                                   AUDITORS

   Deloitte & Touche LLP has been selected by the Board of Directors to serve as the Company's independent auditors for 2001. The Company expects a representative of Deloitte & Touche LLP to be present at the 2001 Annual Meeting of Shareholders and the representative will be given an opportunity to make a statement and to respond to appropriate questions from shareholders.

   Aggregate fees billed to the Company for the fiscal year ended December 31, 2000 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are as follows:

      Audit Fees...................................................  $134,095
      Financial Information Systems Design and Implementation Fees.      NONE
      All Other Fees...............................................  $ 64,678(a)

--------
(a) This amount represents fees primarily for due diligence services provided in connection with the Company's proposed acquisition of Lowrance Electronics, Inc. The Audit Committee has considered whether providing these services is compatible with maintaining the principal accountant's independence.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Based solely on a review of copies of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934 which were furnished to the Company by persons who were, at any time during 2000, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock, no such persons failed to file on a timely basis reports required by such Section 16(a) during or with respect to 2000.

               SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

   In order to be considered for inclusion in the Company's proxy materials for the 2002 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company no later than December 13, 2001. In addition, regardless of whether a shareholder nominee for director or other proposal is included in the Company's 2002 Proxy Statement as a nominee or proposal to be considered by shareholders, the Company's Bylaws establish an advance notice procedure for shareholder nominees and proposals to be brought before the annual meeting of shareholders. Shareholders at the 2001 Annual Meeting of Shareholders may consider a nomination or proposal brought by a shareholder of record on April 6, 2001 who is entitled to vote at the 2001 Annual Meeting and who has given the Company timely written notice, in proper form, of the shareholder's proposal or nomination. A shareholder nomination or proposal intended to be brought before the 2001 Annual Meeting must have been received by the Company after the close of business on January 29, 2001 and prior to the close of business on February 23, 2001. The Company did not receive notice of any shareholder nomination or proposal relating to the 2001 Annual Meeting.

   The 2002 Annual Meeting of Shareholders is expected to be held on May 14, 2002. A shareholder nomination or proposal intended to be brought before the 2002 Annual Meeting must be received by the Company after the close of business on January 28, 2002 and prior to the close of business on February 22, 2002. All nominations and proposals should be directed to the attention of Gerald M. Laures, Corporate Secretary, 6500 West Cortland Street, Chicago, Illinois 60707.

                   REQUEST TO VOTE, SIGN AND RETURN PROXIES

   Whether or not you plan to attend the Annual Meeting of Shareholders on May 8, 2001, please mark, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

                                 OTHER MATTERS

   At the date of this Proxy Statement, the Board of Directors is not aware of any matters, other than the election of directors, that may be brought before the 2001 Annual Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote that proxy in accordance with their judgment on such matters. In addition to use of the mails, the Company may also solicit proxies by telephone, telegraph or similar means. The Company's registrar and transfer agent, American Stock Transfer & Trust Company, will assist the Company in its solicitation of proxies and will not receive any additional fee for its services. Other than American Stock Transfer & Trust Company, no specially engaged employees or paid solicitors will be used in this solicitation, the expenses of which will be paid by the Company (such expenses are not expected to exceed the amount normally expended for an uncontested solicitation in connection with an election of directors). Officers and other regular employees of the Company will not receive any additional compensation in connection with this solicitation.

   A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 2000 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE REQUIRED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, WILL BE FURNISHED WITHOUT CHARGE, BY FIRST CLASS MAIL, UPON THE WRITTEN OR ORAL REQUEST OF ANY SHAREHOLDER, INCLUDING ANY BENEFICIAL OWNER ENTITLED TO VOTE AT THE MEETING, DIRECTED TO THE ATTENTION OF GERALD M. LAURES, CORPORATE SECRETARY, 6500 WEST CORTLAND STREET, CHICAGO, ILLINOIS 60707, TELEPHONE: (773) 889-8870.

                                          By order of the Board of Directors,

                                          Gerald M. Laures
                                          Secretary
                                          Cobra Electronics Corporation

Chicago, Illinois
April 12, 2001

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Corporate Overview

   Net Sales increased 22% to $144.6 million in 2000 while gross margin increased to 28.2% from 25.4% in 1999. As a result, pretax income and net income increased 97% and 81%, respectively, from the prior year. Additionally, fully diluted earnings per share increased to $1.12 per share in 2000 compared to $.65 per share in 1999, or a 72% increase.

Results of Operations

 2000 Compared to 1999

   Net income for 2000 increased 81% to $7.2 million, or $1.12 per diluted share, from net income of $4.0 million or $.65 per diluted share for the prior year. Pretax income increased by 97% to $11.3 million in 2000, compared to $5.8 million in 1999.

   Net sales increased 22% to $144.6 million from $118.7 million in 1999. Sales growth resulted from strong demand for the Company's new microTALK(TM) FRS two-way radios, both domestically and in Canada and Europe, and proprietary 9 Band(TM) radar detectors, as well as from increased retail distribution.

   FRS two-way radio sales increased because of strong demand for the Company's new microTALK line, which began shipping in April 2000. This new line helped the Company add several new customers, notably Best Buy and Costco, and expand placement among existing retail customers in the U.S. Additionally, the line proved to be popular in Canada, which approved FRS technology in the Spring of 2000. A line using similar technology was successful in Europe where distribution also increased. The increase in radar detector sales was due to the popularity of the Company's exclusive 9 Band technology. These new models, which began shipping at the end of 1999, enabled the Company to expand retail distribution as well as achieve steady market share gains during the year.

   Gross margin for 2000 improved to 28.2% from 25.4% in 1999 primarily due to better margins achieved on the new microTALK line in the U.S., Canada and Europe as well as lower radar detector costs. Additionally, Citizens Band radio margins improved due to fewer sales of lower margin hand-held units and a reduction in airfreight costs in 2000. In 1999, significant airfreight cost was incurred to meet demand for the new Nightwatch(TM) line.

   Selling, general and administrative expenses increased $4.4 million during 2000 but, as a percentage of net sales, decreased to 19.3% from 19.8% in 1999. Of the $4.4 million increase, $1.4 million was in variable selling expense attributable to the $25.9 million increase in sales volume. Fixed sales and marketing expenses also increased as the Company spent more on public relations and non-coop advertising in order to drive demand. These investments resulted in increased placement of Cobra products and, in turn, gross margin improvement from increased volume. Also contributing to the increase in selling, general and administrative costs was higher payroll costs, including increased bonus expense as a result of the higher pretax income. Bad debt expense was also higher due to a significantly higher provision due to increased sales and accounts receivable at December 31, 2000. Finally, employee procurement and relocation expenses increased due to the costs associated with hiring in a tight labor market.

   Interest expense for 2000 was $889,000, which was $11,000 higher than 1999, primarily because of a slightly higher weighted average interest rate in 2000 offset by slightly lower average borrowings outstanding during the year.

   Other expense for 2000 was $611,000 compared to other income of $23,000 in 1999 due to losses that were recognized on investments in the cash surrender value of life insurance policies.

   Income tax expense increased $2.4 million to $4.1 million in 2000 due to the higher pre-tax income. The effective tax rate in 2000 was 36.5%.

 1999 Compared to 1998

   Pretax income increased by 52% to $5.8 million in 1999, compared to $3.8 million for the prior year period. Net income for 1999 was $4 million, or $0.65 per diluted share, compared with net income of $14.2 million or $2.20 per diluted share for the prior year period. Net income for 1998 included an income tax benefit of $10.4 million, which was due to the reversal of Cobra's valuation allowance on its deferred tax assets. If adjusted for the tax rate used in 1999, net income and diluted earnings per share for 1998's full year would have been $2.6 million and $0.41, respectively.

   Net sales for 1999 increased 15% to $118.7 million from $103.4 million in 1998. Sales growth resulted from increased retail distribution and strong demand for the new microTALK FRS two-way radios and the Company's proprietary 6 Band(TM) radar detectors.

   Strong sales of FRS two-way radios and radar detectors were partially offset by a $8.4 million decline in sales of twenty-five channel cordless telephone products, as the Company exited that business in 1998. FRS two-way radio sales benefited from increased distribution of the Company's microTALK line, which the Company began shipping in September 1998. This new line has helped the Company add several new customers, expand placement among existing major retail accounts and add sporting goods and office supply specialty stores as new channels of distribution. The increase in radar detector sales was due to the popularity of the Company's exclusive six-band technology. These new models, which began shipping at the end of the first quarter of 1998, enabled the Company to expand retail distribution as well as achieve steady market share gains during the year. International sales were down from 1998 because of significantly lower sales of radar detectors to Russia, but lower radar detector sales were partially offset by sales of the Company's new microTALK PMR two-way radios in Great Britain.

   Gross margin for 1999 improved to 25.4% from 23.8% in 1998 primarily due to a greater portion of higher-margin Nightwatch Citizen Band radios, MicroTALK two-way radios and 6 Band radar detectors and lower sales of low margin twenty-five channel cordless phones in the sales mix.

   Selling, general and administrative expense increased $3.8 million during 1999 and, as a percentage of net sales, increased to 19.8% from 19.1% in 1998. Much of the increase was due to higher selling and marketing costs. One reason for the increase was the $15.3 million increase in sales volume, which accounted for a $1 million rise in variable selling expenses. Another reason was a shift in sales mix in 1999 to more domestic sales, which have much higher selling expenses associated with them compared to international sales. Also, selling and marketing expenses increased as the Company continued to invest significantly in new product development, retail account expansion and distribution channel gains. These investments have resulted in increased placement of Cobra products as well as gross margin improvement. Also contributing to the increase in selling, general and administrative costs were higher payroll costs, primarily increased bonus expense as a result of the higher pretax income. Offsetting some of the increase was a decrease in consulting expense in 1999 versus the prior year as significant consulting expenses were incurred in 1998 to make the Company's data processing systems year 2000 compliant.

   Interest expense for 1999 decreased to $878,000 from $1.2 million, primarily because of lower average debt levels, which were driven by reduced inventory levels, and lower overall interest rates.

   The effective tax rate in 1999 was 30.8%. This rate is lower than the federal statutory rate of 34% primarily due to a permanent difference related to an increase in the cash surrender value of officer's life insurance. The 1998 tax benefit of $10.4 million was due to the elimination of the Company's deferred tax valuation allowance. This valuation allowance had substantially offset the Company's net deferred tax asset, a significant portion of which related to the Company's net operating loss carryforwards. Prior to 1996, the Company had a history of net losses resulting in a significant net deferred tax asset and a corresponding valuation allowance. Under SFAS No. 109, a history of operating losses in recent years generally requires recognition of such an allowance. Accordingly, the Company recorded a valuation allowance for substantially all of its net deferred tax asset. However, SFAS No. 109 requires management to periodically access the need for a valuation allowance. In the fourth quarter of 1998, due to the continued positive trend in earnings and the successful launch of the Company's new products, management concluded that there was no need for a valuation allowance because it is more likely than not that all of the net deferred tax assets will be realized through future taxable earnings. At December 31, 1999, the Company had net operating loss carryforwards of $20.1 million.

Liquidity and Capital Resources

   On January 1, 2000, the Company had a $42.5 million secured credit agreement with two financial institutions for a three-year revolving credit facility that was scheduled to expire February 2, 2001. Loans outstanding under this agreement bear interest, at the Company's option, at the prime rate or LIBOR plus 2 percent. This agreement was extended on December 29, 2000 for $36 million with one financial institution until May 3, 2001 pending completion of a new financing agreement in conjunction with the Lowrance acquisition (see below). A further amendment extended the expiration date of the agreement to July 31, 2001.

   The credit agreement specifies that the Company may not pay cash dividends and contains a material adverse change clause, which, under certain circumstances, could accelerate the payment of the debt. The Company classifies the debt as short-term for financial reporting purposes. At December 31, 2000, the Company had approximately $16.5 million available under the credit line.

   The Company also had a $5.0 million secured credit agreement with the same institutions under which borrowings are secured by the cash surrender value of certain life insurance policies owned by the Company. There were no borrowings under this agreement, which expired on December 29, 2000 and was not renewed.

   Net cash flows used in operating activities were $5.7 million for the year ended December 31, 2000. Operating cash flows were generated principally from net income of $7.2 million, depreciation and amortization of $1.8 million, deferred taxes of $3.9 million, a decline in other current assets of $940,000 and an increase in accrued liabilities of $1.0 million. Cash used in operations offset these increases and included a $10.6 million increase in receivables and a $10.2 million increase in inventory. Accounts receivable increased mainly because of strong November and December sales. In January 2001, $11.4 million of cash was collected. Inventories increased for several reasons. First, inventory at December 31, 1999 was unusually low due to unexpectedly strong fourth quarter sales in 1999 and a heavier reliance on costly airfreight to effect a more just-in-time management of inventory levels. Also, significantly higher expected sales for the first quarter of 2001 than typically experienced necessitated higher December 31, 2000 inventory levels.

   Investing activities required cash of $3.5 million in 2000, principally for the purchase of tooling and equipment.

   Financing activities generated cash flows of $9.2 million in 2000, reflecting net borrowings under the Company's line-of-credit agreement, partially offset by the repurchase of 68,700 shares of Company common stock for an aggregate cost of $386,000 or an average cost of $5.62 per share. In August 1998, the Company's Board of Directors authorized a repurchase of up to $1 million of the Company's common stock. On May 17, 1999, the Company announced that a second repurchase program was approved to acquire up to another $1 million of common stock. Through December 31, 2000, the Company has repurchased 387,900 shares at an aggregate cost of $1.6 million for an average per share cost of $4.12.

   At December 31, 2000, the Company had no material commitments, other than approximately $34.8 million in outstanding purchase orders for products compared with $39.7 million at the end of the prior year.

   On January 5, 2001, the Company announced that it had entered into an agreement to acquire all of the outstanding common stock of Lowrance Electronics, Inc. for approximately $32 million in cash plus the assumption of $15 million in anticipated debt at closing. Lowrance is a leader in both sonar and global positioning systems.

   The Company is in the process of finalizing financing for the acquisition through the addition of both senior and subordinated debt and is also negotiating a combined revolving line of credit at the same time. The acquisition will be accounted for as a purchase. It is anticipated that the senior debt would consist of an aggregate principal amount of up to $85 million and the subordinated debt would consist of an aggregate principal amount of $15 million. At December 31, 2000, $613,000 in costs incurred in connection with this transaction have been capitalized in "Other Assets" in the Consolidated Balance Sheets.

   Working capital requirements are seasonal, with demand for working capital being higher later in the year as customers begin purchasing for the holiday selling season. The Company believes that cash generated from operations and from borrowings under credit agreements will be sufficient in 2001 to fund its working capital needs. In 2000, the Company utilized approximately $17 million of net operating loss carryforwards. Net operating loss carryforwards of $3.1 million at December 31, 2000 will be used in 2001. Upon utilization of all of its net operating loss carryforwards, the Company will begin making payments for federal income taxes, which is expected to be in the second half of 2001.

Market Risk and Financial Instruments

   The Company is subject to market risk associated principally with changes in interest rates. Interest rate exposure is principally limited to the $13.4 million of debt of the Company outstanding at December 31, 2000. The debt is priced at interest rates that float with the market, which therefore mitigates interest rate exposure. A 50 basis point movement in the interest rate on floating rate debt would result in an approximately $67,000 increase or decrease in interest expense and cash flows. The Company does not use derivative financial or commodity instruments for trading or other purposes.

   The Company's suppliers are located in foreign countries, principally in Asia, and the Company made approximately 10.0% of its sales outside the United States in 2000. The Company minimizes its foreign currency exchange rate risk by conducting all of its transactions in US dollars.

Forward-Looking Statements

   In addition to the historical information presented in this annual report, the Company has made and will make certain forward-looking statements in this report, other reports filed by the Company with the Securities and Exchange Commission, reports to stockholders and in certain other contexts relating to future net sales, costs of sales, other expenses, profitability, financial resources, or products and production schedules. Statements relating to the foregoing or that predict or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company's actual results may differ materially from those expressed or implied in such forward-looking statements due to known and unknown risks and uncertainties that exist in the Company's operations and business environment, including, among other factors, the failure by the Company to produce anticipated cost savings or improve productivity, the timing and magnitude of capital expenditures and acquisitions, currency exchange rates, economic and market conditions in the United States and the rest of the world, changes in customer spending levels, the demand for existing and new products, the continuing availability of suppliers, and other risks associated with the Company's operations. Although the Company believes that its forward-looking statements are based on reasonable assumptions, there can be no assurance that actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements.

                     Quarterly Financial Data (Unaudited)
                   (In thousands, except per share amounts)

                                                   Quarter Ended
                                          -------------------------------
                             March 31,       June 30,      September 30,   December 31,
                          --------------- --------------- --------------- ---------------
                           2000    1999    2000    1999    2000    1999    2000    1999
                          ------- ------- ------- ------- ------- ------- ------- -------
Net sales...............  $21,299 $19,874 $35,847 $26,213 $38,573 $34,346 $48,846 $38,260
Cost of sales...........   15,163  14,809  25,880  19,700  27,702  26,082  35,038  27,950
Gross profit............    6,136   5,065   9,967   6,513  10,871   8,264  13,808  10,310
Selling, general and
 administrative
 expenses...............    5,156   4,829   6,746   5,091   7,435   6,362   8,264   7,258
Operating income........      980     236   3,221   1,422   3,436   1,902   5,184   3,052
Tax provision...........      391      23   1,037     442   1,213     442   1,491     867
Net income..............      628      37   1,658     833   1,949     885   2,954   2,228
Net income per share
 (a):
 Basic..................     0.10    0.01    0.27    0.14    0.32    0.15     .48     .37
 Diluted................     0.10    0.01    0.26    0.14    0.30    0.15     .46     .36
Weighted average shares
 outstanding:
 Basic..................    6,146   6,077   6,130   6,019   6,132   5,981   6,160   6,003
 Diluted................    6,364   6,223   6,383   6,122   6,443   6,077   6,384   6,116
Stock price:
 High...................    6 1/2   5 1/8   8 3/8   4 5/8   7 1/2   4 1/2   6 3/8   6 3/8
 Low....................    3 7/8   3 1/2 4 22/32       3   5 1/2       3   4 1/2  3 5/32
 End of Quarter.........    5 7/8   3 3/4   6 3/4       4  5 5/16  3 3/16   5 1/2 4 15/16
Trading volume..........    2,153     724   2,323   1,259   1,714   1,077   1,506   2,477

--------
(a) The total quarterly income per share may not equal the annual amount because net income per share is calculated independently for each quarter.

Market for the Registrant's Common Equity and Related Shareholder Matters

   The Company's common stock trades on The Nasdaq Stock Market under the symbol COBR. As of March 13, 2001, the Company had approximately 900 shareholders of record and approximately 2,300 shareholders for whom securities firms acted as nominees.

                          FIVE YEAR FINANCIAL SUMMARY

                                            Years Ended December 31,
                                   --------------------------------------------
                                     2000     1999     1998      1997    1996
                                   -------- -------- --------  -------- -------
                                    (in thousands, except per share amounts)
Operating data:
  Net sales....................... $144,565 $118,693 $103,414  $104,098 $90,324
  Gross profit....................   40,782   30,152   24,661    21,551  16,370
  Selling, general and
   administrative expense.........   27,961   23,540   19,747    16,655  14,374
  Operating income................   12,821    6,612    4,914     4,896   1,996
  Gain on sale of building........      --       --       --      1,132     --
  Tax provision (benefit).........    4,132    1,744  (10,403)      --      --
  Net income......................    7,189    3,983   14,200     4,692     601
Net income per share:
  Basic...........................     1.17      .66     2.30       .76     .10
  Diluted.........................     1.12      .65     2.20       .73     .10
As of December 31:
  Total assets....................   77,905   59,579   64,419    48,279  42,596
  Short-term debt.................   13,376    4,083   14,316    10,995  13,277
  Shareholders' equity............   48,626   41,572   37,496    23,673  18,713
  Book value per share............     7.89     6.80     6.18      3.81    3.00
  Shares outstanding..............    6,166    6,118    6,066     6,218   6,242

                         COBRA ELECTRONICS CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     2000      1999      1998
                                                   --------  --------  --------
                                                   (in thousands, except per
                                                         share amounts)
Net sales......................................... $144,565  $118,693  $103,414
Cost of sales.....................................  103,783    88,541    78,753
                                                   --------  --------  --------
Gross profit......................................   40,782    30,152    24,661
Selling, general and administrative expense.......   27,961    23,540    19,747
                                                   --------  --------  --------
Operating income..................................   12,821     6,612     4,914
Other income (expense):
Interest expense..................................     (889)     (878)   (1,204)
Other income (expense), net.......................     (611)       23        87
                                                   --------  --------  --------
Income before income taxes........................   11,321     5,757     3,797
Tax provision (benefit)...........................    4,132     1,774   (10,403)
                                                   --------  --------  --------
Net income........................................ $  7,189  $  3,983    14,200
                                                   ========  ========  ========
Net income per common share:
  Basic........................................... $   1.17  $    .66  $   2.30
  Diluted......................................... $   1.12  $    .65  $   2.20
Weighted average shares outstanding:
  Basic...........................................    6,142     6,020     6,181
  Diluted.........................................    6,394     6,107     6,469


                See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                          At December 31,
                                                          ----------------
                                                           2000     1999
                                                          -------  -------
                                                            (in thousands,
                                                          except share data)
ASSETS:
Current assets:
  Cash................................................... $    54  $    93
  Receivables, less allowances for claims and doubtful
   accounts of $1,869 in 2000 and $1,381 in 1999.........  36,116   25,565
  Inventories, primarily finished goods..................  18,873    8,689
  Deferred income taxes..................................   4,031    4,997
  Other current assets...................................   3,200    4,192
                                                          -------  -------
    Total current assets.................................  62,274   43,536
                                                          -------  -------
Property, plant and equipment, at cost:
  Land...................................................     330      330
  Buildings and improvements.............................   3,567    3,619
  Tooling and equipment..................................  15,668   13,915
                                                          -------  -------
                                                           19,565   17,864
  Accumulated depreciation............................... (13,308) (13,042)
                                                          -------  -------
  Net property, plant and equipment......................   6,257    4,822
                                                          -------  -------
Other assets:
  Deferred income taxes..................................   1,688    4,581
  Cash surrender value of officers' life insurance
   policies..............................................   5,670    5,499
  Other..................................................   2,016    1,141
                                                          -------  -------
    Total other assets...................................   9,374   11,221
                                                          -------  -------
    Total assets......................................... $77,905  $59,579
                                                          =======  =======

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable....................................... $ 3,400  $ 2,792
  Accrued salaries and commissions.......................   1,911    1,326
  Accrued advertising and sales promotion costs..........   3,051    2,800
  Accrued product warranty costs.........................   2,692    2,916
  Other accrued liabilities..............................   1,881    1,456
  Short-term debt........................................  13,376    4,083
                                                          -------  -------
    Total current liabilities............................  26,311   15,373
Deferred compensation....................................   2,968    2,634
                                                          -------  -------
    Total liabilities....................................  29,279   18,007
                                                          -------  -------
Commitments and Contingencies
Shareholders' equity:
  Preferred stock, $1 par value, shares authorized--
   1,000,000; none issued................................     --       --
  Common stock, $.33 1/3 par value, 12,000,000 shares
   authorized, 7,039,100 issued
   for 2000 and 1999.....................................   2,345    2,345
  Paid-in capital........................................  20,032   20,301
  Retained earnings......................................  31,644   24,455
                                                          -------  -------
                                                           54,021   47,101
  Treasury stock, at cost (872,716 shares for 2000 and
   921,009 shares for 1999)..............................  (5,395)  (5,529)
                                                          -------  -------
    Total shareholders' equity...........................  48,626   41,572
                                                          -------  -------
    Total liabilities and shareholders' equity........... $77,905  $59,579
                                                          =======  =======

                See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Years Ended December 31,
                                                  ----------------------------
                                                    2000      1999      1998
                                                  --------  --------  --------
                                                        (in thousands)
Cash flows from operating activities:
  Net income..................................... $  7,189  $  3,983  $ 14,200
  Adjustments to reconcile net income to net cash
   flows from operating activities:
    Depreciation and amortization................    1,758     1,559     1,541
    Deferred taxes...............................    3,859     1,456   (10,403)
    Loss (gain) on sale of fixed assets..........      345        37        (1)
    Changes in assets and liabilities:
      Receivables................................  (10,551)    1,490   (11,370)
      Inventories................................  (10,184)    5,524     5,617
      Other current assets.......................      940    (2,512)     (410)
      Other assets...............................   (1,030)     (410)     (403)
      Accounts payable...........................      608      (353)     (492)
      Accrued liabilities........................    1,037    (1,356)     (601)
      Deferred compensation......................      334       314        89
                                                  --------  --------  --------
  Net cash flows from (used by) operating
   activities....................................   (5,695)   12,444    (2,233)
                                                  --------  --------  --------
Cash flows from investing activities:
  Proceeds from sale of fixed assets.............      --        --          1
  Capital expenditures...........................   (3,331)   (1,365)   (1,579)
  Cash surrender value of life insurance.........     (171)     (946)     (623)
                                                  --------  --------  --------
  Net cash flows from (used in) investing
   activities....................................   (3,502)   (2,311)   (2,201)
                                                  --------  --------  --------
Cash flows from financing activities:
  Net borrowings (repayments) under the line-of-
   credit agreement..............................    9,293   (10,233)    3,321
  Transactions related to exercise of stock
   options, net..................................      251       628        81
  Transactions related to stock repurchase.......     (386)     (535)     (683)
                                                  --------  --------  --------
  Net cash flows from (used in) financing
   activities....................................    9,158   (10,140)    2,719
Net decrease in cash.............................      (39)       (7)   (1,715)
Cash at beginning of year........................       93       100     1,815
                                                  --------  --------  --------
Cash at end of year.............................. $     54  $     93  $    100
                                                  ========  ========  ========
Supplemental disclosure of cash flow information
  Cash paid during the year for:
    Interest..................................... $    757  $    953  $  1,230
    Income taxes.................................      581        79       --
  Non-cash investing and financing activities:
    Tax benefit related to stock options.........      --        --        225

                See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                       Three Years Ended December 31, 2000
                                    -------------------------------------------
                                    Common Paid-In  Retaining Treasury   Total
                                    Stock  Capital  Earnings   Stock    Equity
                                    ------ -------  --------- --------  -------
                                             (dollars in thousands)
Balance--January 1, 1998........... $2,345 $20,681   $ 6,272  $(5,625)  $23,673
  Net income.......................    --      --     14,200      --     14,200
  Treasury stock purchases.........    --      --        --      (683)     (683)
  Transactions related to exercise
   of options, net.................    --     (107)      --       188        81
  Tax benefit related to stock
   options.........................    --      225       --       --        225
                                    ------ -------   -------  -------   -------
Balance--December 31, 1998......... $2,345 $20,799   $20,472  $(6,120)  $37,496
  Net income.......................    --      --      3,983      --      3,983
  Treasury stock purchase..........    --      --        --      (535)     (535)
  Transactions related to exercise
   of options, net.................    --     (498)      --     1,126       628
                                    ------ -------   -------  -------   -------
Balance--December 31, 1999......... $2,345 $20,301   $24,455  $(5,529)  $41,572
  Net income.......................    --      --      7,189      --      7,189
  Treasury stock purchases.........    --      --        --      (386)     (386)
  Transactions related to exercise
   of options, net.................    --     (269)      --       520       251
                                    ------ -------   -------  -------   -------
Balance--December 31, 2000......... $2,345 $20,032   $31,644  $(5,395)  $48,626
                                    ====== =======   =======  =======   =======


                See notes to consolidated financial statements.

                         COBRA ELECTRONICS CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      Three Years Ended December 31, 2000

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Business--The Company designs and markets consumer electronics products, which it sells under the COBRA brand name principally in the United States, Canada and selected countries in Europe. A majority of the Company's products are purchased from overseas suppliers, primarily in China, Thailand, Japan, Hong Kong and Korea. The consumer electronics market is characterized by rapidly changing technology and certain products may have limited life cycles. Management believes that it maintains strong relationships with its current suppliers and, if necessary, other suppliers could be found. Production delays or a change in suppliers, however, could cause a delay in obtaining inventories and a possible loss of sales, which could adversely affect operating results. Purchases of product from vendors and sales to international customers are denominated in US dollars to minimize foreign currency exchange rate risk.

   Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

   Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Inventories--Inventories are recorded at the lower of cost, on a first-in, first-out basis, or market.

   Depreciation--Depreciation of buildings, improvements, tooling and equipment is computed using the straight-line method and the following estimated useful lives:

      Classification            Life
      --------------         -----------
      Building                  30 years
      Building improvements     20 years
      Motor vehicles          3--5 years
      Equipment              5--10 years
      Tools, dies and molds      2 years

   Long-Lived Assets--Long-lived assets are reviewed for possible impairment whenever events indicate that the carrying amount of such assets may not be recoverable. If such a review indicates an impairment, the carrying amount of such assets is reduced to estimated recoverable value.

   Research, Engineering and Product Development Expenditures--Research, engineering and product development expenditures are expensed as incurred and amounted to $1,100,000 in 2000 and $900,000 in 1999 and 1998.

   Income Taxes--The Company provides for income taxes under the asset and liability method of accounting for deferred income taxes. Deferred tax assets and liabilities are recorded based on the expected tax effects of future taxable income or deductions resulting from differences in the financial statement and tax bases of assets and liabilities. A valuation allowance is recorded when necessary to reduce net deferred tax assets to the amount considered more likely than not to be realized.

                         COBRA ELECTRONICS CORPORATION

   Revenue Recognition--Revenue from the sale of goods is recognized at the time of shipment. Obligations for sales returns and allowances and product warranties are recognized at the time of sale on an accrual basis.

   New Accounting Pronouncements--

   In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure these instruments at fair value. This statement also requires changes in the fair value of derivatives to be recorded each period in current earnings or comprehensive income depending on the intended use of derivatives. This statement is effective on January 1, 2001. The Company does not use any derivatives in the normal course of its business and, therefore, has recorded no cumulative transition adjustment.

(2) TAXES ON INCOME

   The provision (benefit) for taxes on earnings for the years ended December 31, 2000, 1999 and 1998 consists of:

                                                         2000   1999    1998
                                                        ------ ------ --------
                                                            (in thousands)
      Current:
        Federal........................................ $  273 $  318 $     79
        State..........................................    --     --       --
                                                        ------ ------ --------
                                                           273    318       79
      Deferred:
        Federal........................................  3,047  1,128    2,667
        State..........................................    812    328      607
                                                        ------ ------ --------
                                                         3,859  1,456    3,274
      Change in valuation allowance....................    --     --    (3,353)
      Reversal of valuation allowance..................    --     --   (10,403)
                                                        ------ ------ --------
          Total........................................ $4,132 $1,774 $(10,403)
                                                        ====== ====== ========

   Deferred tax assets (liabilities) by component at December 31, 2000 and 1999 were:

                                                                  2000    1999
                                                                 ------  ------
                                                                      (in
                                                                  thousands)
      Net operating loss carryforwards.......................... $1,411  $7,760
      Alternative minimum tax credit carryforwards..............  1,924   1,400
      Tax lease income.......................................... (5,664) (6,309)
      Receivable reserves.......................................    348     305
      Warranty reserves.........................................  1,934   1,198
      Inventory reserves........................................    622     455
      Accrued promotion expenses................................  2,737   2,411
      Sales related reserves....................................  1,052     939
      Compensation reserves.....................................  1,032   1,119
      Other, net................................................    323     300
                                                                 ------  ------
          Net deferred tax assets............................... $5,719  $9,578
                                                                 ======  ======

                         COBRA ELECTRONICS CORPORATION

   The tax lease income resulted from the purchase of several 1983 tax lease agreements to acquire tax benefits under the provisions of the Economic Recovery Tax Act of 1981. The total cash price paid by the Company was $12.4 million. The economic value of these leases was not impaired by the Tax Reform Act of 1986. The Company realizes temporary tax savings from accelerated depreciation and permanent tax savings from credits associated with the leases, subject to statutory limitations. These savings offset current taxes payable, which would otherwise have been due on income from normal operations.

   Prior to 1996, the Company had a history of net losses resulting in a significant net deferred tax asset and had resulted in a corresponding valuation allowance. In the fourth quarter of 1998, due to the continued positive trend in earnings and the successful launch of the Company's new products, management concluded that there was no need for a valuation allowance because it was more likely than not that all of the net deferred tax assets will be realized through future taxable earnings. The reversal of the valuation allowance resulted in a $10.4 million tax benefit being recorded in 1998.

   At December 31, 2000, the Company has net operating loss carryforwards ("NOL") available to offset future taxable income, and alternative minimum tax credit carryforwards to offset future income tax payments. The alternative minimum tax credit carryforwards, amounting to $1,924,000 do not expire. During 2000, the remaining $17,000 of investment tax credit carryforwards expired.

   The net operating loss carryforwards expire as follows (in thousands):

             Year of Expiration                  NOL
             ------------------                 ------
             2009.............................. $3,086
                                                ------
                 Total......................... $3,086
                                                ======

   Until the Company has utilized its significant NOL carryforwards, the cash payment of Federal income taxes will be minimal.

   The statutory Federal income tax rate (34%) is reconciled to the effective income tax rates as follows: (in thousands)

   Description                    2000    1999     1998
   -----------                   ------  ------  --------
   Income taxes at statutory
    federal income tax rate....  $3,849  $1,957  $  1,291
   State taxes, net of federal
    income tax benefit.........     498     255       178
   Utilization of net operating
    loss carryforwards.........     --      --     (1,527)
   Reversal of the valuation
    allowance..................     --      --    (10,403)
   Permanent items.............    (215)   (438)      --
   Other.......................     --      --         58
                                 ------  ------  --------
       Income tax expense
        (benefit)..............  $4,132  $1,774  $(10,403)
                                 ======  ======  ========

(3) FINANCING ARRANGEMENTS

   The Company has a $36 million secured revolving credit facility. In October 1998, the Company and its lenders signed an amendment increasing the credit line from $35 million to $38.7 million with the addition of a separate line secured by the cash surrender value of certain life insurance policies owned by the Company. This separate line was increased to $5 million in August 2000, at which time the total line increased to $47.5 million. On December 29, 2000, the unused cash surrender value line was not renewed and the revolving line of credit was reduced to $36 million. This amendment also extended the expiration date of the agreement until May 3, 2001 pending the completion of a new financing agreement in connection with the acquisition of Lowrance

                         COBRA ELECTRONICS CORPORATION

Electronics, Inc. (see Note 14). A further amendment extended the expiration date of the agreement to July 31, 2001. Borrowings and letters of credit issued under this agreement are collateralized by the Company's assets, and usage is limited to certain percentages of accounts receivable and inventory. Loans outstanding under the agreement bear interest, at the Company's option, at the prime rate or at LIBOR plus 2 percent. The majority of outstanding borrowings at December 31, 2000 bear interest at 8.7%.

   Maximum borrowings outstanding at any month-end were $17.3 million and $16.2 million in 2000 and 1999, respectively. The maximum value of letters of credit outstanding at any month-end were $22.0 million and $11.8 million in 2000 and 1999, respectively. At December 31, 2000, the Company had approximately $16.5 million available under its unused credit line.

   Aggregate average borrowings outstanding were $10.0 million during 2000 and $11.5 million during 1999 with weighted average interest rates thereon of 8.3% and 7.8% during 2000 and 1999, respectively.

   The credit agreement specifies that the Company may not pay cash dividends and contains a material adverse change clause, which, under certain circumstances, could accelerate the payment of the debt. The Company classifies the debt as short-term for financial reporting purposes.

(4) FAIR VALUE OF FINANCIAL INSTRUMENTS

   The Company's financial instruments include cash, accounts receivable, accounts payable, short-term debt and letters of credit. The carrying values of cash, accounts receivable and accounts payable approximate their fair value because of the short maturity of these instruments. The carrying amounts of the Company's bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates. The letters of credit reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the marketplace. The contract value/fair value of the letters of credit at December 31, 2000 and 1999 was $5.9 million and $8.9 million, respectively. These letters of credit are only executed with major financial institutions, and full performance is anticipated.

(5) LEASE TRANSACTIONS

   The Company leases facilities and equipment under noncancellable leases with remaining terms of one year or more. The terms of these agreements provide that the Company pay certain operating expenses. Some of these lease agreements also provide the Company with the option to purchase the related assets at the end of the respective initial lease terms.

   Total minimum rental amounts committed in future years as of December 31, 2000 are as follows:

                                                         Operating Capital
      (in thousands)                                      Leases   Leases  Total
      --------------                                     --------- ------- -----
      2001..............................................   $ 42      $ 8   $ 50
      2002..............................................     42        8     50
      2003..............................................     42        6     48
      2004..............................................     42        6     48
      2005..............................................     42        6     48
      Thereafter........................................    630       --    630
                                                           ----      ---   ----
      Total.............................................   $840      $34   $874
                                                           ====      ===   ====

   Total rental expense amounted to $208,000 in 2000, $191,000 in 1999 and $141,000 in 1998.

                         COBRA ELECTRONICS CORPORATION

(6) SHAREHOLDERS' EQUITY

   Preferred Stock--Preferred stock is issuable from time to time in one or more series, each of which may have such voting powers, designations, preferences, relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. No preferred stock has been issued.

                              EARNINGS PER SHARE

                                                  2000       1999       1998
                                                ---------  ---------  ---------
      Income:
        Income available to common
         shareholders (thousands).............  $   7,189  $   3,983  $  14,200
      Basic earnings per share:
        Weighted-average shares outstanding...  6,141,834  6,019,543  6,180,592
        Basic earnings per share..............  $    1.17  $     .66  $    2.30
                                                =========  =========  =========
      Diluted earnings per share:
        Weighted-average shares outstanding...  6,141,834  6,019,543  6,180,592
        Dilutive shares issuable in connection
         with stock option plans..............    912,125    494,625    706,750
        Less: shares purchaseable with
         proceeds.............................   (659,700)  (407,288)  (418,645)
                                                ---------  ---------  ---------
        Total.................................  6,394,259  6,106,880  6,468,697
                                                =========  =========  =========
        Diluted earnings per share............  $    1.12  $     .65  $    2.20
                                                =========  =========  =========

   Additionally, there were 232,500 anti-dilutive shares at December 31, 2000 and 312,500 anti-dilutive shares at both December 31, 1999 and December 31, 1998.

(7) STOCK OPTION PLANS

   The Company has six Stock Option Plans--2000, 2000 Outside Directors Plan, 1998, 1997, 1995, 1987 ("the Plans"). Under the terms of the Plans, the consideration received by the Company upon exercise of the options may be paid in cash or by the surrender and delivery to the Company of shares of its common stock, or by a combination thereof. The optionee is credited with the fair market value of any stock surrendered and delivered as of the exercise date. Options become exercisable in annual 25% increments commencing twelve months after the date of grant.

                         COBRA ELECTRONICS CORPORATION

   The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for the Plans. Accordingly, no compensation cost has been recognized as options are granted with an exercise price equal to the fair market value of the Company's common stock on the date of grant. Had compensation cost been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", which requires measuring compensation cost at the fair value of the options granted, the Company's net income and net income per common share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                       2000       1999       1998
                                                      ------     ------     -------
      Net income:                     As reported     $7,189     $3,983     $14,200
                                      Pro forma        6,925      3,439      13,545
      Net income per common share:
      Basic:                          As reported     $ 1.17     $  .66     $  2.30
                                      Pro forma         1.13        .57        2.19
      Diluted:                        As reported     $ 1.12     $  .65     $  2.20
                                      Pro forma         1.08        .56        2.09

   The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividends; expected volatility of 45 percent; risk-free interest rate ranging from 6 to 7 percent; and expected lives of 5 years.

   A summary of certain provisions and amounts related to the Plans follows:

                                         2000    1998    1997    1995    1987
                                         Plans   Plan    Plan    Plan    Plan
                                        ------- ------- ------- ------- -------
Authorized, unissued shares originally
 available
 for grant............................. 325,000 310,000 300,000 300,000 150,000
Shares granted.........................  12,500 310,000 299,625 275,250 150,000
Shares available for grant at December
 31, 2000.............................. 312,500     -0-     375  24,750     -0-
Options exercisable at December 31,
 2000..................................     -0- 100,000 163,750 144,125  21,375

   A summary of the status of the Plans as of December 31, 2000, 1999 and 1998, and changes during the years ended on those dates is presented below:

                                     2000             1999             1998
                                ---------------- ---------------- ----------------
                                        Weighted         Weighted         Weighted
                                        Average          Average          Average
                                Shares  Exercise Shares  Exercise Shares  Exercise
Fixed Options                   (000)    Price   (000)    Price   (000)    Price
-------------                   ------  -------- ------  -------- ------  --------
Outstanding at beginning of
 year.......................... 1,027    $4.58   1,124    $4.39     914    $3.82
Granted........................   118     6.16     100     4.13     288     6.36
Exercised......................  (295)    3.55    (192)    3.36     (28)    2.88
Cancellations and expirations..   (10)    2.79      (5)    2.88     (50)    6.13
                                -----            -----            -----
Outstanding at end of year.....   840     5.18   1,027     4.58   1,124     4.39
Options exercisable at year
 end...........................   429              531              518
Weighted-average fair value of
 options granted during
 the year......................          $2.96            $2.02            $3.07

                         COBRA ELECTRONICS CORPORATION

   The following table summarizes information about stock options outstanding at December 31, 2000:

 Range of Exercise Prices           Options Outstanding        Options Exercisable
 ------------------------     -------------------------------- --------------------
                                                    Weighted
                                          Weighted   Average               Weighted
                                Number    Average   Remaining    Number    Average
                              Outstanding Exercise Contractual Exercisable Exercise
                                 (000)     Price      Life        (000)     Price
                              ----------- -------- ----------- ----------- --------
 Less than $3.............        115      $2.88       0.8          94      $2.88
 $3.01 to $4.00...........         75       3.38       1.1          56       3.38
 $4.01 to $5.00...........        100       4.13       2.6          25       4.13
 $5.01 to $6.00...........        318       5.62       2.2         187       5.63
 $6.01 to $7.00...........        195       6.52       5.9          48       6.80
 $7.01 to $8.00...........         38       8.00       2.2          19       8.00
                                  ---                              ---
     Total................        840       5.18       2.8         429       4.87
                                  ===                              ===

(8) RETIREMENT BENEFITS

   The only qualified retirement plan for employees is the Cobra Electronics Corporation Profit Sharing and 401(k) Incentive Savings Plan (the "Plan"). The Company may make a discretionary annual profit sharing contribution that is allocated among accounts of persons employed by the Company for more than one year, prorated based on the compensation paid to such persons during the year. Profit sharing expense for 2000, 1999 and 1998 was $276,000, $245,000 and $179,000, respectively.

   As of December 31, 2000 and 1999, deferred compensation of $3.0 million and $2.6 million, respectively, was recorded as a long-term liability. The current portion of the deferred compensation liability was included in accrued salaries and commissions, and amounted to $253,000 at December 31, 2000 and 1999. Deferred compensation obligations arise pursuant to outstanding key executive employment agreements, the majority of which relates to the former president and chief executive officer.

(9) COMMITMENTS

   At December 31, 2000 and 1999, the Company had outstanding inventory purchase orders with suppliers totaling approximately $34.8 million and $39.7 million, respectively.

(10) INDUSTRY SEGMENT INFORMATION

   The Company operates in only one business segment--consumer electronics (see Note 1). The Company has a single sales department and distribution channel which provides all product lines to all customers. Excluding Company-owned tooling at suppliers with a net book value of $1,480,000 at December 31, 2000, assets located outside the United States are not material. International sales were $14.4 million, $4.9 million and $7.4 million in 2000, 1999 and 1998, respectively. For 2000, approximately 63% of international sales were to customers in Canada and 11% were to customers in Great Britain. In 1999, sales to customers in Canada and Great Britain accounted for approximately 43% and 38% of international sales, respectively. For 1998, sales to one particular country were not material. In 2000, sales to two customers totaled 14.2% and 11.1% of consolidated net sales. For 1999, sales to one customer totaled 16.2% of consolidated net sales. In 1998, sales to two customers totaled 12.9% and 11.9% of consolidated net sales. The Company does not believe that the loss of any one customer would have a material adverse effect on its results of operations or financial condition.

                         COBRA ELECTRONICS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


(11) ADVERTISING BARTER CREDITS

   During 1992, the Company received $3.8 million of advertising credits in exchange for certain discontinued products. These credits can be used to reduce the cash cost of a variety of media services (by 30 to 50 percent) prior to their expiration date, which has been extended to December 2001. The Company is exploring opportunities to exchange a portion of the credits for various goods and services used by the Company as well as the outright sale of the credits to third parties. During 2000, 1999, and 1998, the Company utilized credits of approximately $14,000, $2,000, and $6,000, respectively. In 1997, the Company recorded a charge of $1.1 million to reduce the credits to their estimated net realizable value. The credits had no net carrying value at December 31, 2000 and 1999.

(12) OTHER ASSETS

   Other assets at December 31, 2000 and 1999 included the cash surrender value of officers' life insurance policies. The cash value of officers' life insurance policies is pledged as collateral for the Company's secured lending agreement and is maintained to fund deferred compensation obligations (see Notes 3 and 8).

(13) CONTINGENCIES

   The Company is subject to various unresolved legal actions, which arise, in the normal course of its business. None of these matters is expected to have a material adverse effect on the Company's financial position or results of operations. However, the ultimate resolution of these matters could result in a change in the Company's estimate of its liability for these matters.

(14) SUBSEQUENT EVENT

   On January 5, 2001, the Company announced that it had entered into an agreement to acquire all of the outstanding common stock of Lowrance Electronics, Inc. for approximately $32 million in cash plus the assumption of $15 million in anticipated debt at closing. For the year ended July 31, 2000, Lowrance reported net sales of $73.2 million, pre-tax income of $1.5 million, and net assets of $12 million. Lowrance is a leader in both sonar and global positioning systems.

   The Company is in the process of finalizing financing for the acquisition through the addition of both senior and subordinated debt and is also negotiating a combined revolving line of credit at the same time. The acquisition will be accounted for as a purchase. It is anticipated that the senior debt would consist of an aggregate principal amount of up to $85 million and subordinated debt would consist of an aggregate principal amount of $15 million. At December 31, 2000, $613,000 in costs incurred in connection with this transaction have been capitalized in "Other Assets" in the Consolidated Balance Sheets.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Cobra Electronics Corporation
Chicago, Illinois

   We have audited the accompanying consolidated balance sheets of Cobra Electronics Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cobra Electronics Corporation and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                          Deloitte & Touche LLP

Chicago, Illinois
February 20, 2001

                                                                      EXHIBIT A

                         COBRA ELECTRONICS CORPORATION
                            AUDIT COMMITTEE CHARTER

   This charter shall be reviewed, updated and approved annually by the Board of Directors.

 Role and Independence

   The Audit Committee of the Board of Directors assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and other such duties as directed by the board. The membership of the committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of Nasdaq. The committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants and the management of the corporation. In discharging this oversight role, the committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

   The Board of Directors shall elect the members of the Audit Committee and appoint one member of the Audit Committee as chairperson. He or she shall be responsible for leadership of the committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the Board of Directors. The chairperson will also maintain regular liaison with the CEO, CFO and the lead independent audit partner.

 Responsibilities

   The Audit Committee's primary responsibilities include:

  . Serving, together with the board, as the ultimate authority to which the independent auditor is accountable, and having, together with the board, the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement).

  . Reviewing and discussing with the independent auditor all significant relationships which the auditor and its affiliates have with the company and its affiliates in order to determine the auditor's independence, including: (i) requesting, receiving and reviewing, on a periodic basis, a formal written statement delineating all relationships between them which may reasonably be thought to bear on the independence of the independent auditor with respect to the company; (ii) discussing with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor; and
    (iii) recommending that the board take appropriate action in response to the independent auditor's report to satisfy itself of the independence of the independent auditor.

  . Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the committee (and the board) to report on any and all appropriate matters.

  . Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the company's accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the committee shall make its recommendation to the board as to the inclusion of the company's audited financial statements in the company's annual report on Form 10-K.

  . When possible, reviewing with management and the independent auditor the quarterly financial information prior to the company's filing of Form 10-
    Q. This review may be performed by the committee or its chairperson.

  . Discussing with management and the external auditors the quality and adequacy of the company's internal controls.

  . Discussing with management the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

  . Reporting Audit Committee activities to the full board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

  . Performing such duties, consistent with this charter, the company's
    Certificate of Incorporation, Bylaws and governing law, as the Audit Committee or the board deems necessary or appropriate.

   Meeting the responsibilities of an Audit Committee in a dynamic business environment requires a degree of flexibility based on thoughtful deliberation. Accordingly, the responsibilities set forth above are meant to serve as guidelines rather than inflexible rules.

Other

   While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, among management, the independent auditor or internal auditor or to assure compliance with laws and regulations.

                                     PROXY

                         COBRA ELECTRONICS CORPORATION
                     6500 West Cortland, Chicago, IL 60707

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Michael Smith and Anthony Mirabelli as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Cobra Electronics Corporation held of record by the undersigned on April 6, 2001 at the Annual Meeting of Shareholders to be held on May 8, 2001, or any adjournments thereof.

                        (To be Signed on Reverse Side)

                       Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Shareholders
                         COBRA ELECTRONICS CORPORATION

                                  May 8, 2001

             \/ Please Detach and Mail in the Envelope Provided \/
-------------------------------------------------------------------------------

A [X] Please mark your votes as in this example



                                              WITHHOLD AUTHORITY
                                  FOR VOTE       TO VOTE FOR

1.  Election of Directors.          [_]              [_]

(INSTRUCTIONS: To withhold authority to vote for any person, strike a line through the nominee's name.)

Nominees:

James R. Bazet (Class I, Term Expiring 2002)
William P. Carmichael (Class III, Term Expiring 2004)
James W. Chamberlain (Class II, Term Expiring 2003)
Carl Korn (Class III, Term Expiring 2004)
Gerald M. Laures (Class II, Term Expiring 2003)
Ian R. Miller (Class III, Term Expiring 2004)

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed below, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed in Item (1).

The Directors recommend a vote FOR the election of the Board's nominees to the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


                                  SIGNATURE

Note: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or as guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in the partnership name by an authorized person.